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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION:

                                            Investor contact:
                                            Richard H. Van Hoesen  (415)
                                            336-0117

                                            Press contact:
                                            Chuck Mulloy  (415) 336-6424

                SUN MICROSYSTEMS REPORTS THIRD QUARTER EARNINGS

     MOUNTAIN VIEW, California -- April 6, 1994 -- Sun Microsystems, Inc., (NASDAQ: SUNW) today announced that net income for the quarter ended March 27, 1994, was $57.5 million, compared with $51.7 million in the third fiscal quarter a year ago. Earnings per share for the quarter were $0.60, compared with $0.47 in the year-ago period. Revenues for the quarter were $1.196 billion, compared with $1.141 billion in the third quarter of fiscal 1993.

     Michael E. Lehman, Vice President and Chief Financial Officer, said, "As we reported last week, we believe our revenue growth was to some extent affected by the recent product introductions as some customers elected to wait for the new products. As a result, total revenues grew less than five percent. However, the effect of the product announcements appeared to be most pronounced in the low-end of the desktop product line. As a result, we shipped a higher proportion of more richly configured systems compared to the prior-year period. The richer product mix resulted in a gross margin percentage of 42.8 percent, the highest in the last six quarters, and earnings per share grew 28 percent over the prior year period."

     Sun will be reporting the details of the results of the quarter, including an income statement and balance sheet, on April 12.

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Sun Microsystems, Inc., is an integrated portfolio of businesses that supply distributed computing technologies, products and services. Its innovative open client-server computing solutions include networked workstations and multi-processing servers, operating system software, silicon designs and other value-added technologies. Founded in 1982, Sun is a Fortune 120 company headquartered in Mountain View, California.